Exhibit 99.1

Media Contact:
Bobbie Egan
Media Relations Manager
(206) 392-5134

July 3, 2014

Alaska Air Group Reports June 2014 Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported June and year-to-date operational results for its subsidiaries, Alaska Airlines and Horizon Air, and on a combined basis. Detailed information is provided below.

AIR GROUP
On a combined basis, Air Group reported a 5.3 percent increase in traffic on a 5.5 percent increase in capacity compared to June 2013. This resulted in a 0.2 point decrease in load factor to 86.9 percent. These statistics include flights operated by Alaska and those under capacity purchase agreements, including Horizon, SkyWest and PenAir.
The following table shows the operational results for June and year-to-date 2014, compared to the prior-year periods:

	June			Year-to-Date
	2014	2013	Change	2014	2013	Change
Revenue passengers (in thousands)	2,609	2,457	6.2%	14,002	13,326	5.1%
Revenue passenger miles RPM (in millions)	2,733	2,596	5.3%	14,832	14,181	4.6%
Available seat miles ASM (in millions)	3,144	2,980	5.5%	17,341	16,530	4.9%
Passenger load factor	86.9%	87.1%	(0.2) pts	85.5%	85.8%	(0.3) pts

-more-

ALASKA AIRLINES - MAINLINE
Alaska reported a 4.7 percent increase in traffic on a 4.7 percent increase in capacity compared to June 2013. This resulted in a flat load factor of 87.4 percent. Alaska also reported 85.9 percent of its flights arrived on time in June, compared to the 87.4 percent reported in June 2013.
The following table shows Alaska's operational results for June and year-to-date 2014, compared to the prior-year periods:

	June			Year-to-Date
	2014	2013	Change	2014	2013	Change
Revenue passengers (in thousands)	1,887	1,793	5.2%	10,044	9,608	4.5%
RPMs (in millions)	2,475	2,364	4.7%	13,431	12,901	4.1%
ASMs (in millions)	2,831	2,704	4.7%	15,590	14,946	4.3%
Passenger load factor	87.4%	87.4%	—	86.2%	86.3%	(0.1) pts
On-time arrivals as reported to U.S. DOT	85.9%	87.4%	(1.5) pts	87.8%	87.7%	0.1 pts

HORIZON AIR
Horizon reported a 2.1 percent increase in June traffic on a 5.8 percent increase in capacity compared to June 2013. This resulted in a 2.9 point decrease in load factor to 81.1 percent. Horizon also reported 92.9 percent of its flights arrived on time in June, compared to the 89.2 percent reported in June 2013.
The following table shows Horizon's operational results for June and year-to-date 2014, compared to the prior-year periods:

	June			Year-to-Date
	2014	2013	Change	2014	2013	Change
Revenue passengers (in thousands)	649	614	5.7%	3,570	3,449	3.5%
RPMs (in millions)	193	189	2.1%	1,061	1,050	1.0%
ASMs (in millions)	238	225	5.8%	1,345	1,315	2.3%
Passenger load factor	81.1%	84.0%	(2.9) pts	78.9%	79.8%	(0.9) pts
On-time arrivals as reported to U.S. DOT	92.9%	89.2%	3.7 pts	88.9%	89.4%	(0.5) pts

Alaska Airlines and Horizon Air, subsidiaries of Alaska Air Group (NYSE: ALK), together serve 100 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates for seven consecutive years from 2008 to 2014. Alaska Airlines’ Mileage Plan also ranked highest in the 2014 Airline Loyalty/Rewards Program Satisfaction Report. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines Newsroom at www.alaskaair.com/newsroom.

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